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As filed with the Securities and Exchange Commission on February 5, 2002

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-0628530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4649 Morena Blvd.
San Diego, California 92117
(858) 581-4530
(Address of principal executive offices, including
zip code, and telephone number)

The 2001 Equity Participation Plan of PriceSmart, Inc.
(Full title of the plan)

Copies to:

GILBERT A. PARTIDA	ROBERT E. BURWELL, ESQ.
President and Chief Executive Officer
PriceSmart, Inc.	Latham & Watkins
4649 Morena Blvd.	12636 High Bluff Drive, Suite 300
San Diego, California 92117	San Diego, California 92130
(858) 581-4530	(858) 523-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.0001 par value	350,000(1)	$35.03(2)	$12,260,500(2)	$1,128

(1)
A maximum of 350,000 shares of common stock, $.0001 par value per share (the "Common Stock"), were reserved for issuance under The 2001 Equity Participation Plan of PriceSmart, Inc. (the "Plan"). Of the 350,000 shares of Common Stock reserved for issuance under the Plan, no shares have been issued upon exercise of options or otherwise under the Plan. Accordingly, all of such shares are being registered hereunder. Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the Plan or options granted thereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock.

(2)
This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined according to the following offering price information: Of the 350,000 shares of Common Stock being registered hereunder, (i) 346,300 shares of Common Stock are subject to outstanding options with an exercise price of $35.00 per share and (ii) 3,700 shares of Common Stock are reserved for issuance upon exercise of options to be granted in the future. Pursuant to Rule 457(h), for all shares of Common Stock being registered hereunder with an exercise price which cannot be presently determined (3,700 shares of Common Stock), the Proposed Maximum Offering Price Per Share is $37.01 per share of Common Stock, which is based on the average of the high and low prices for the Common Stock as reported on The Nasdaq National Market on February 4, 2002.

Part I

Item 1. Plan Information.

        Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

        Not required to be filed with this Registration Statement.

Part II

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed with the Securities and Exchange Commission (the "Commission") by PriceSmart, Inc., a Delaware corporation (the "Company"), are hereby incorporated by reference in this Registration Statement:

  (a)
  The Annual Report on Form 10-K for the year ended August 31, 2001 (the "Annual Report on Form 10-K") filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on November 29, 2001, as amended by Amendment No. 1 thereto filed pursuant to the Exchange Act on January 10, 2002;

  (b)
  The Quarterly Report on Form 10-Q for the quarter ended November 30, 2001 filed pursuant to the Exchange Act on January 14, 2002;

  (c)
  The Current Report on Form 8-K filed pursuant to the Exchange Act on January 24, 2002;

  (d)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the effective date of the Annual Report on Form 10-K; and

  (e)
  The description of the Company's Common Stock contained in the Registration Statement on Form 10 filed with the Commission on July 3, 1997, together with the amendments thereto filed with the Commission on August 1, 1997 and August 13, 1997.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Commission and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Officers and directors of the Company are covered by the provisions of the Delaware General Corporation Law ("DGCL"), the Company's certificate of incorporation and bylaws, individual indemnification agreements with the Company and insurance policies which serve to limit, and, in some instances, to indemnify them against, certain liabilities which they may incur in such capacities. These various provisions are described below.

        Elimination of Liability in Certain Circumstances.    In June 1986, Delaware enacted legislation which authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The certificate of incorporation limits the liability of directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as director, except for liability:

  •
  for any breach of the director's duty of loyalty to the Company or its stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Indemnification and Insurance.    As a Delaware corporation, the Company has the power, under specified circumstances generally requiring the directors or officers to have acted in good faith and in a manner they reasonably believe to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The Company's certificate of incorporation generally provides for mandatory indemnification of the Company's directors and officers to the full extent provided by Delaware corporate law. In addition, the Company has entered into indemnification agreements with its directors and officers which generally provide for indemnification of the officers and directors to the fullest extent permitted under Delaware law, including under circumstances for which indemnification would otherwise be discretionary under Delaware law.

        The Company has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power or obligation to indemnify him or her against such liability under the provisions of its certificate of incorporation or bylaws.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

              (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

            (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 4, 2002.

PRICESMART, INC.
By:	/s/ GILBERT A. PARTIDA Gilbert A. Partida President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gilbert A. Partida and Allan C. Youngberg, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. PRICE Robert E. Price	Chairman of the Board	February 4, 2002
/s/ GILBERT A. PARTIDA Gilbert A. Partida	President, Chief Executive Officer and Director (Principal Executive Officer)	February 4, 2002
/s/ ALLAN C. YOUNGBERG Allan C. Youngberg	Executive Vice President and Chief FinancialOfficer (Principal Financial Officer and Principal Accounting Officer)	February 4, 2002
/s/ RAFAEL E. BARCENAS Rafael E. Barcenas	Director	February 4, 2002

James F. Cahill	Director
Murray L. Galinson	Director
/s/ KATHERINE L. HENSLEY Katherine L. Hensley	Director	February 4, 2002
/s/ LEON C. JANKS Leon C. Janks	Director	February 4, 2002
/s/ LAWRENCE B. KRAUSE Lawrence B. Krause	Director	February 4, 2002
/s/ ANGEL LOSADA MORENO Angel Losada Moreno	Director	February 4, 2002
Jack McGrory	Director
Edgar A. Zurcher	Director

EXHIBIT INDEX

EXHIBIT
4.1
The 2001 Equity Participation Plan of PriceSmart, Inc. (incorporated by reference to Exhibit A to the definitive Proxy Statement dated December 7, 2001 for the Company's 2002 Annual Meeting of Stockholders).
5.1	Opinion of Latham & Watkins.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Latham & Watkins (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on signature page hereto).

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Part I
Part II
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX